As filed with the Securities and Exchange Commission on January 7, 2003
Registration No. 333-100754

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under
The Securities Act of 1933

SOCKET COMMUNICATIONS, INC.
(Exact name of Registrant as specified in charter)

Delaware	94-3155066
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

37400 Central Court
Newark, CA 94560
(510) 744-2700
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

David W. Dunlap
Chief Financial Officer
SOCKET COMMUNICATIONS, INC.
37400 Central Court
Newark, CA 94560
(510) 744-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Herbert P. Fockler, Esq.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 7, 2003

PROSPECTUS

4,830,250 Shares

Socket Communications, Inc.

Common Stock

This prospectus relates to 4,830,250 shares of our common stock which may be sold from time to time by Laurus Master Fund Ltd. or Greater Bay Bank, or their respective transferees. Of the shares offered by this prospectus, 265,000 shares of common stock are issuable upon exercise of warrants. The balance of the shares offered pursuant to this prospectus represent the maximum number of shares of our common stock that may be issued upon conversion of shares of our Series E Preferred Stock held by one of the selling stockholders or its transferees. The actual number of shares of our common stock issued to this selling stockholder is contingent on the market price of our common stock at the time the Series E Preferred Stock is converted into common stock.

The prices at which the selling stockholders or their transferees may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions. While we may receive proceeds upon the exercise of the warrants, we will not receive any proceeds from the sale of the shares offered by this prospectus.

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "SCKT" and is listed on the Pacific Exchange under the symbol "SOK." On January 2, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $0.73 per share.

Investment in the securities involves a high degree of risk. See "Risk Factors".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January___, 2003.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

THE COMPANY

RISK FACTORS

USE OF PROCEEDS

INFORMATION CONTAINED IN THIS PROSPECTUS

SELLING STOCKHOLDERS

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

INFORMATION INCORPORATED BY REFERENCE

THE COMPANY

We design, manufacture and sell products for connecting handheld and notebook computers to computer networks and peripherals. Our products are designed for use with a broad variety of handheld and notebook computers, and employ innovative designs that reduce battery power consumption and make them easy to install and use. Our products have been designed specifically for handheld computers and other battery-powered devices with standard expansion slots for plug-in cards. We classify our products into four product families:

  Network connection products;
  Bar code scanning products;
  Peripheral connection products; and
  Embedded products and services.

Our network connection products are connection devices that can be plugged into standard expansion slots in handheld and notebook computers. They allow users to connect their devices to the Internet or to private networks, or to communicate with other electronic devices such as desktop computers and printers. Our products offer both wireless and cable connections to external devices such as mobile phones and printers. Wireless connection products include cards using the Bluetooth standard for short-range wireless connectivity, and cards for connecting to local wireless networks using the Wireless LAN (or WiFi) standard. Cable connection products include modems for telephone connections, Ethernet cards for local area network connections and digital phone cards for wide area network connections through mobile phones.

Our bar code scanning products plug into handheld or notebook computers and turn handheld or notebook computers into portable bar code scanners that can be used in various retail and industrial workplaces.

Our peripheral connection products add connection ports to a notebook or handheld computer that allow users to connect these portable computers to standard peripherals designed for desktop PCs.

Our embedded products and services allow manufacturers of cell phones, handheld computers and other devices to build wireless connection functions into their products.

We target the consumer markets with our network connection and peripheral connection products. Most of these products are sold through general distribution channels that service electronic retailers. We are further expanding the availability of our products to consumers through retail chains. We target the industrial markets with our bar code scanning products and embedded products and services. We sell these products directly to value-added resellers or to end users. Smaller quantities of our bar code scanning products are available through general distribution channels.

Our products are manufactured primarily by third party manufactures who have the equipment, know-how and capacity to manufacture products to our specifications. During the nine months ended September 30, 2002, 58% of our business was in North America, 23% of our business was in Europe, and 19% of our business was in Asia.

We believe that our focus on handheld computers with our broad family of connection products and our relationships with key industry strategic partners position us for revenue growth in 2003 and beyond. Our ability to achieve revenue growth and profitability will be dependent upon a number of external factors, including the following:

  increased market acceptance of our current and future connection products;
  increased sales of handheld computers using the Windows Pocket PC operating system;
  greater deployment of higher speed networks to improve data transfer speeds over mobile phones; and
  adoption of standards, such as Secured Digital, for smaller connection products.

Our ability to achieve profitability will also be dependent upon a number of internal factors, including whether we:

  raise capital to fund our product development and sales and marketing efforts;
  develop new products for new and existing markets;
  maintain sales prices, reduce product costs, achieve higher sales volume and achieve contract manufacturing efficiencies in order to improve our gross margins; and
  expand the distribution network for our products.

As of September 30, 2002, we had a cash and cash equivalents balance of $1,408,708, stockholders' equity of $11,784,834, an accumulated deficit of $31,452,726, and working capital of $654,750. Although we believe that we are well positioned for revenue growth, we have incurred significant quarterly and annual operating losses in every fiscal period since our inception, and we may continue to incur quarterly operating losses at least through the first quarter of 2003 and possibly longer. The Report of Independent Auditors on our financial statements for the year ended December 31, 2001 contains an explanatory paragraph regarding the insufficiency of our current cash balances to fund planned operating activities through fiscal 2002 and regarding a substantial doubt about our ability to continue as a going concern.

We have historically needed to raise capital to fund our operating losses. We raised additional capital through a sale of common stock in the first quarter of 2002. We also raised $1 million (approximately $810,000 net of costs and expenses) through the sale of redeemable preferred stock in October 2002. We believe that our cash balances are adequate to fund our operations through at least the first quarter of 2003. We intend to fund our operations and to strengthen our working capital balances through borrowings on our bank line as the level of accounts receivable securing the bank line permits, through development funding from development partners, and from the sale of capital stock. We anticipate a need to raise one to two million dollars to fund our operations through December 31, 2003. However, our cash needs are highly dependent on factors beyond our control, including market acceptance of our new products and sales of handheld computers. We are obligated to pay one-fifteenth of the original value of the redeemable preferred stock (i.e. $66,667), together with accrued dividends on that portion of the original value, at the end of every month commencing on January 31, 2003. We may make each monthly payment either in cash or in shares of common stock. The amount of additional funding we require may vary accordingly. There are no assurances that capital from additional funding will be available on acceptable terms, if at all. Any inability to obtain such funding could require us to significantly reduce or suspend operations or sell additional securities on terms that are highly dilutive to investors, or may otherwise have a material adverse effect on the our financial condition or operating results.

Effective December 16, 2002, we transferred our stock listing from the Nasdaq National Market to the Nasdaq SmallCap Market, because we were unable to maintain the requirements for listing in the National Market. However, listing on the SmallCap Market is also contingent on maintaining a bid price of $1.00 per share, which we have not traded over since September 10, 2002, and certain other quantitative standards. See "Risk Factors" for a discussion of our need for additional capital and other risks that may affect our ability to attain profitability and maintain operations.

You can contact us by mail at Socket Communications, Inc., 37400 Central Court, Newark, CA 94560 or by phone at (510) 744-2700.

RISK FACTORS

An investment in the common stock offered by this prospectus involves a high degree of risk. You should carefully consider the risks described below, as well as the risks described in our annual and quarterly reports filed with the Securities and Exchange Commission, before deciding to purchase shares of our common stock. The risks described below are not the only ones that we face. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also adversely affect our company.

If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our common stock could, in turn, decline and you could lose all or part of your investment

If we fail to raise additional capital to fund our operations, we may not be able to continue as a going concern.

The Report of Independent Auditors on our financial statements for the year ended December 31, 2001 contains an explanatory paragraph regarding the insufficiency of our current cash balances to fund planned operating activities through fiscal 2002 and regarding a substantial doubt about our ability to continue as a going concern. We have incurred losses and negative cash flows from operations since our inception. As of September 30, 2002, we had working capital of $654,750, and an accumulated deficit of $31,452,726. For the nine months ended September 30, 2002, we used cash for operating activities of $1,394,974 and had a net loss of $2,525,769. In addition, at December 31, 2001, we were in default under a financial covenant of its bank line of credit, for which a waiver had been received from the bank to reduce the tangible net worth requirement from $5,000,000 to $4,000,000 through June 2002.

We expect our losses and negative cash flows to continue, which will require us to obtain additional financing through selling additional equity or debt securities or obtaining additional credit facilities from lenders. We cannot assure you that additional financing will be available on acceptable terms, if at all, and such terms may be dilutive to existing stockholders. If we are unable to secure the necessary financing, we will need to suspend some or all of our current operations.

We have a history of operating losses, and we cannot assure you that we will achieve ongoing profitability.

We have incurred significant operating losses since our inception. We expect to incur quarterly operating losses through the first quarter of 2003 and possibly longer. For the fiscal year ended December 31, 2001, we incurred a net loss of $6,063,239. To sustain profitability, we must accomplish numerous objectives, including the development of successful new products. We cannot foresee with any certainty whether we will be able to achieve these objectives in the future. Accordingly, we cannot assure you that we will generate sufficient net revenue to achieve ongoing profitability. If we cannot achieve profitability, we will not be able to support our operations from our revenues, in which case we would need to raise even more capital.

If the market for handheld computers fails to grow, we might not achieve our sales projections.

Substantially all of our products are designed for use in mobile personal computers, including handhelds, notebook computers and tablets. If the mobile personal computer industry does not grow or growth slows, we might not achieve our sales projections.

Our sales would be hurt if the new technologies used in our products do not become widely adopted.

Many of our products use new technologies, such as the Bluetooth wireless standard and 2D bar code scanning, which are not yet widely adopted in the market. If these technologies fail to become widespread, our sales will suffer.

If third parties do not produce innovative products that are compatible with our products, we might not achieve our sales projections.

Our success is dependent upon the ability of third parties in the mobile personal computer industry to complete development of products that include or are compatible with our technology and to sell their products into the marketplace. Our ability to generate increased revenue depends significantly on the commercial success of Windows-powered handheld devices, particularly the Pocket PC, and other devices, such as the new line of handhelds with expansion options offered by Palm. If manufacturers are unable to ship new products such as Pocket PC and other Windows-powered devices or Palm devices on schedule, or if these products fail to achieve or maintain market acceptance our base of potential customers would be reduced and we would not be able to meet our sales expectations.

We could face increased competition in the future, which would adversely affect our financial performance.

The market for handheld computers in which we operate is very competitive. Our future financial performance is contingent on a number of unpredictable factors, including that:
  consolidation among our competitors is resulting in companies with greater financial, marketing, and technical resources than ours; and
  we periodically face intense price competition, particularly when our competitors have excess inventories and discount their prices to clear their inventories.

Increased competition could result in price reductions, fewer customer orders, reduced margins, and loss of market share. Our failure to compete successfully against current or future competitors could harm our business, operating results, or financial condition.

If we fail to develop and introduce new products rapidly and successfully, we will not be able to compete effectively, and our ability to generate sufficient revenues will be negatively affected.

The market for our products is prone to rapidly changing technology, evolving industry standards and short product life cycles. If we are unsuccessful at developing and introducing new products and services on a timely basis that include the latest technologies conforming with the newest standards and that are appealing to end users, we will not be able to compete effectively, and our ability to generate significant revenues will be seriously harmed. The development of new products and services can be very difficult and requires high levels of innovation.

The development process is also lengthy and costly. Short product life cycles expose our products to the risk of obsolescence and require frequent new product introductions. We will be unable to introduce new products and services into the market on a timely basis or compete successfully, if we fail to:
  identify emerging standards in the field of mobile computing products;
  enhance our products by adding additional features;
  invest significant resources in research and development, sales and marketing, and customer support;
  maintain superior or competitive performance in our products; and
  anticipate our end users' needs and technological trends accurately,

We cannot be sure that we will have sufficient resources to make adequate investments in research and development or that we will be able to make the technological advances necessary to be competitive.

If we do not correctly anticipate demand for our products, our operating results will suffer.

The demand for our products depends on many factors and will be difficult to forecast. We expect that it will become more difficult to forecast demand as we introduce and support more products and as competition in the market for our products intensifies.

If demand increases beyond forecasted levels, we would have to rapidly increase production at our third-party manufacturers. We depend on suppliers to provide additional volumes of components and those suppliers might not be able to increase production rapidly enough to meet unexpected demand. Even if we were able to procure enough components, our third-party manufacturers might not be able to produce enough of our devices to meet our customer demand. In addition, rapid increases in production levels to meet unanticipated demand could result in higher costs for manufacturing and supply of components and other expenses. These higher costs could lower our profit margins. Further, if production is increased rapidly, manufacturing yields could decline, which may also lower operating results.

If demand is lower than forecasted levels, we could have excess production resulting in higher inventories of finished products and components, which could lead to write-offs of some or all of the excess inventories. Lower than forecasted demand could also result in excess manufacturing capacity at our third-party manufacturers and our failure to meet some minimum purchase commitments, each of which may lower our operating results.

We depend on alliances and other business relationships with a small number of third parties, and a disruption in any one of these relationships would hinder our ability to develop and sell our products.

We depend on strategic alliances and business relationships with leading participants in various segments of the communications and mobile personal computer markets to help us develop and market our products. In accordance with this strategy, we have entered into alliances or relationships with Cambridge Silicon Radio, HandHeld Products, Hewlett-Packard, Hitachi, Intermec, Microsoft, Nokia Corporation, Office Depot, Palm, Sprint PCS, Symbol Technologies, and Toshiba Corporation. Our strategic partners may revoke their commitment to our products or services at any time in the future or may develop their own competitive products or services. Accordingly, our strategic relationships may not result in sustained business alliances, successful product or service offerings, or the generation of significant revenues. Failure of one or more of such alliances could result in delay or termination of product development projects, failure to win new customers, or loss of confidence by current or potential customers.

We have devoted significant research and development resources to design activities for Windows-powered mobile products and, more recently, to design activities for products to work with Palm devices. Such design activities have diverted financial and personnel resources from other development projects. These design activities are not undertaken pursuant to any agreement under which Microsoft or Palm is obligated to continue the collaboration or to support the products produced from the collaboration. Consequently, Microsoft or Palm may terminate their collaborations with us for a variety of reasons including our failure to meet agreed-upon standards or for reasons beyond our control, such as changing market conditions, increased competition, discontinued product lines, and product obsolescence.

A significant portion of our revenue currently comes from a single distributor, and any decrease in revenue from this distributor could harm our business.

A significant portion of our revenue comes from one distributor, Ingram Micro, which represented approximately 23% of our worldwide revenue in fiscal 2001 and 21% of our worldwide revenue for the first nine months of 2002. We expect that the majority of our revenue will continue to depend on sales to Ingram Micro. We do not have long-term commitments from Ingram Micro to carry our products, and it could choose to stop selling some or all our products at any time. If we lose our relationship with Ingram Micro, we could experience disruption and delays in marketing our products.

We rely on distributors, resellers, and original equipment manufacturers to sell our products, and our sales would suffer if any of these third parties stops selling our products effectively.

Because we sell our products primarily through distributors, resellers, and original equipment manufacturers, we are subject to risks associated with channel distribution, such as risks related to their inventory levels and support for our products. Our distributors may build up inventories in anticipation of growth in their sales. If such growth in their sales does not occur as anticipated, the inventory build up could contribute to higher levels of product returns. The lack of sales by any one of our major distributors or original equipment manufacturers could result in excess inventories and adversely affect our operating results.

Our agreements with distributors, resellers, and original equipment manufacturers are generally nonexclusive and may be terminated on short notice by them without cause. Our distributors, resellers, and original equipment manufacturers are not within our control, are not obligated to purchase products from us, and may represent competitive lines of products.

Our current sales growth expectations are contingent in large part on our ability to enter into additional distribution relationships and expand our retail sales channels. We cannot predict whether we will be successful in establishing new distribution relationships, expanding our retail sales channels or maintaining our existing relationships. A failure to enter into new distribution relationships or to expand our retail sales channels could adversely impact our ability to grow our sales.

We allow our distributors to return a portion of our inventory to us for full credit against other purchases. In addition, in the event we reduce our prices, we credit our distributors for the difference between the purchase price of products remaining in their inventory and our reduced price for such products. Actual returns and price protection may adversely affect future operating results, particularly since we seek to continually introduce new and enhanced products and are likely to face increasing price competition.

Our intellectual property and proprietary rights may be insufficient to protect our competitive position.

Our business depends on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark, trade secret laws, and other restrictions on disclosure to protect our proprietary technologies. We cannot be sure that these measures will provide meaningful protection for our proprietary technologies and processes. We cannot be sure that any patent issued to us will be sufficient to protect our technology. The failure of any patents to provide protection to our technology would make it easier for our competitors to offer similar products. In connection with our participation in the development of various industry standards, we may be required to license certain of our patents to other parties, including our competitors, that develop products based upon the adopted standards.

We also generally enter into confidentiality agreements with our employees, distributors, and strategic partners, and generally control access to our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services, or technology without authorization, develop similar technology independently, or design around our patents.

Effective copyright, trademark, and trade secret protection may be unavailable or limited in certain foreign countries. Furthermore, certain of our customers have entered into agreements with us which provide that the customers have the right to use our proprietary technology in the event we default in our contractual obligations, including product supply obligations, and fail to cure the default within a specified period of time.

We may become subject to claims of intellectual property rights infringement, which could result in substantial liability.

In the course of our business, we may receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. Many of our competitors have large intellectual property portfolios, including patents that may cover technologies that are relevant to our business. In addition, many smaller companies, universities, and individuals have obtained or applied for patents in areas of technology that may relate to our business. The industry is moving towards aggressive assertion, licensing, and litigation of patents and other intellectual property rights.

If we are unable to obtain and maintain licenses on favorable terms for intellectual property rights required for the manufacture, sale, and use of our products, particularly those products which must comply with industry standard protocols and specifications to be commercially viable, our results of operations or financial condition could be adversely impacted.

In addition to disputes relating to the validity or alleged infringement of other parties' rights, we may become involved in disputes relating to our assertion of our intellectual property rights. Whether we are defending the assertion of intellectual property rights against us or asserting our intellectual property rights against others, intellectual property litigation can be complex, costly, protracted, and highly disruptive to business operations by diverting the attention and energies of management and key technical personnel. Plaintiffs in intellectual property cases often seek injunctive relief, and the measures of damages in intellectual property litigation are complex and often subjective or uncertain. Thus, any adverse determinations in this type of litigation could subject us to significant liabilities and costs.

New industry standards may require us to redesign our products, which could substantially increase our operating expenses.

Standards for the form and functionality of our products are established by standards committees. Separate committees establish standards, which evolve and change over time, for different categories of our products. We must continue to identify and ensure compliance with evolving industry standards so that our products are interoperatable and we remain competitive. Unanticipated changes in industry standards could render our products incompatible with products developed by major hardware manufacturers and software developers. Should any unanticipated changes occur, we would be required to invest significant time and resources to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we would miss opportunities to have our products specified as standards for new hardware components designed by mobile computer manufacturers and original equipment manufacturers.

Undetected flaws and defects in our products may disrupt product sales and result in expensive and time-consuming remedial action.

Our hardware and software products may contain undetected flaws, which may not be discovered until customers have used the products. From time to time, we may temporarily suspend or delay shipments or divert development resources from other projects to correct a particular product deficiency. Efforts to identify and correct errors and make design changes may be expensive and time consuming. Failure to discover product deficiencies in the future could delay product introductions or shipments, require us to recall previously shipped products to make design modifications, or cause unfavorable publicity, any of which could adversely affect our business and operating results.

Our quarterly operating results may fluctuate in future periods, which could cause our stock price to decline.

We expect to experience quarterly fluctuations in operating results in the future. We generally ship orders as received and as a result typically have little or no backlog. Quarterly revenue and operating results therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Historically, we have often recognized a substantial portion of our revenue in the last month of the quarter. This subjects us to the risk that even modest delays in orders adversely affect our quarterly operating results. Our operating results may also fluctuate due to factors such as:
  the demand for our products;
  the size and timing of customer orders;
  unanticipated delays or problems in the introduction of our new products and product enhancements;
  the introduction of new products and product enhancements by our competitors;
  the timing of the introduction of new products that work with our connection products;
  changes in the proportion of revenues attributable to royalties and engineering development services;
  product mix;
  timing of software enhancements;
  changes in the level of operating expenses;
  competitive conditions in the industry including competitive pressures resulting in lower average selling prices; and
  timing of distributor's shipments to their customers.

Because we base our staffing and other operating expenses on anticipated revenue, delays in the receipt of orders can cause significant variations in operating results from quarter to quarter. As a result of any of the foregoing factors, our results of operations in any given quarter may be below the expectations of public market analysts or investors, in which case the market price of our common stock would be adversely affected.

The loss of one or more of our senior personnel could harm our existing business.

A number of our officers and senior managers have been employed for seven to ten years, including our President, Chief Financial Officer, Chief Technical Officer, Vice President of Marketing, and Senior Vice President for Business Development/General Manger Embedded and Industrial Systems Unit. Their experience is invaluable in understanding the markets we serve, our history, our products and the key relationships important to our success. Our future success will depend upon the continued service of key officers and senior managers. Competition for officers and senior managers is intense and there can be no assurance that we will be able to retain our existing senior personnel. The loss of key senior personnel could adversely affect our ability to compete.

If we are unable to attract and retain highly skilled sales and marketing and product development personnel, our ability to develop new products and product enhancements will be adversely affected.

We believe our ability to achieve increased revenues and to develop successful new products and product enhancements will depend in part upon our ability to attract and retain highly skilled sales and marketing and product development personnel. Our products involve a number of new and evolving technologies, and we frequently need to apply these technologies to the unique requirements of mobile connection products. Our personnel must be familiar with both the technologies we support and the unique requirements of the products to which our products connect. Competition for such personnel is intense, and we may not be able to attract and retain such key personnel. In addition, our ability to hire and retain such key personnel will depend upon our ability to raise capital or achieve increased revenue levels to fund the costs associated with such key personnel. Failure to attract and retain such key personnel will adversely affect our ability to develop new products and product enhancements.

We may not be able to collect revenues from customers who experience financial difficulties.

Our accounts receivables are derived primarily from distributors and original equipment manufacturers. We perform ongoing credit evaluations of our customers' financial conditions but generally require no collateral. Reserves are maintained for potential credit losses, and such losses have historically been within our expectations. However, many of our customers may be thinly capitalized and may be prone to failure in adverse market conditions. Although our collection history has been good, from time to time a customer may have financial difficulty, enter bankruptcy proceedings or liquidate. To the extent that a large customer fails or is unable to pay us, we are exposed to credit risk to the extent of the amounts due to us.

We may be unable to manufacture our products because we are dependent on a limited number of qualified suppliers for our components.

Several of our component parts, including our serial interface chip, our Ethernet chip, and our bar code scanning engines, are produced by one or a limited number of suppliers. Shortages could occur in these essential materials due to an interruption of supply or increased demand in the industry. If we are unable to procure certain component parts, we could be required to reduce our operations while we seek alternative sources for these components, which could have a material adverse effect on our financial results. To the extent that we acquire extra inventory stocks to protect against possible shortages, we would be exposed to additional risks associated with holding inventory, such as obsolescence, excess quantities, or loss.

Our operating results could be harmed by economic, political, regulatory and other risks associated with export sales.

Export sales (sales to customers outside the United States) accounted for approximately 38% of our revenue in 2001 and approximately 42% of our revenue for the first nine months of 2002. Accordingly, our operating results are subject to the risks inherent in export sales, including:

  longer payment cycles;
  unexpected changes in regulatory requirements, import and export restrictions and tariffs;
  difficulties in managing foreign operations;
  the burdens of complying with a variety of foreign laws;
  greater difficulty or delay in accounts receivable collection;
  potentially adverse tax consequences; and
  political and economic instability.

Our export sales are predominately denominated in United States dollars and in Euros for a portion of our sales to European distributors. Accordingly, an increase in the value of the United States dollar relative to foreign currencies could make our products more expensive and therefore potentially less competitive in foreign markets. Declines in the value of the Euro relative to the United States dollar may result in foreign currency losses relating to collection of Euro denominated receivables.

Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, and other events beyond our control.

Our corporate headquarters is located near an earthquake fault. The potential impact of a major earthquake on our facilities, infrastructure, and overall business is unknown. Additionally, we may experience electrical power blackouts or natural disasters that could interrupt our business. We do not have a detailed disaster recovery plan. We do not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages incurred by us as a result of these events could have a material adverse effect on our business.

Our common stock may be delisted from the Nasdaq stock market and the Pacific Exchange, which would have a materially adverse effect on the liquidity and price of our common stock.

We recently transferred our stock listing from the Nasdaq National Market to the Nasdaq SmallCap Market, because we were not able to maintain the requirements for listing on the National Market. However, our SmallCap Market listing and our listing on the Pacific Exchange are also contingent on meeting specific quantitative standards, including a minimum bid price of $1.00. We may not be able to meet these requirements in the future, particularly if our stock fails to trade at above $1.00 per share. Our stock last traded above $1.00 on September 10, 2002. If our common stock is delisted from the Nasdaq SmallCap Market and the Pacific Exchange, and is thereafter traded only on the over-the-counter market, our stockholders' ability to purchase and sell our common stock could be less orderly and efficient. Stockholders could also be forced to pay higher margins to trade our stock. Furthermore, a delisting of our common stock could have a materially adverse impact on our business operations by damaging our general business reputation and impairing our ability to obtain additional capital. As a result of the negative impact on the liquidity of our common stock and on our business, a delisting would also likely decrease the market price of our common stock and increase the volatility of our stock price.

The sale of a substantial number of shares of common stock could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock. The market price of our stock could also decline if one or more of our significant stockholders decided for any reason to sell substantial amounts of our stock in the public market.

As of December 18, 2002, we had 24,113,998 shares of common stock outstanding. Substantially all of these shares are freely tradable in the public market, either without restriction or subject, in some cases, only to S-3 or S-8/S-3 prospectus delivery requirements, and, in some cases, only to manner of sale, volume, and notice requirements of Rule 144 under the Securities Act of 1933, as amended.

As of December 18, 2002, we also had 5,290,012 shares subject to outstanding options under our stock option plan and 1,149,425 shares were available for future issuance under these plans. We have registered the shares of common stock subject to outstanding options and reserved for issuance under our stock option plan. Accordingly, shares underlying vested options will be eligible for resale in the public market as soon as the options are exercised.

As of December 18, 2002, we also had warrants outstanding to purchase a total of 725,319 shares of our common stock.

Volatility in the trading price of our common stock could negatively impact the price of our common stock.

During the period from December 1, 2001 through December 18, 2002, our stock price fluctuated between a high of $2.55 and a low of $0.51. The trading price of our common stock could be subject to wide fluctuations in response to many factors, some of which are beyond our control, including general economic conditions and the outlook of securities analysts and investors on our industry. In addition, the stock markets in general, and the markets for high technology stocks in particular, have experienced high volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

USE OF PROCEEDS

We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. Such factors include, among others, the following: our ability to raise sufficient capital to fund our operations, our ability to achieve profitability, developments in the market for our products, including the market for mobile computers that use the Windows Pocket PC operating system, and developments in our relationships with our strategic partners. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

We will not receive any of the proceeds from the sale of the shares sold under this prospectus, although we may receive up to approximately $251,550 upon exercise of the warrants. All proceeds from the sale of the shares will be for the account of the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders listed in this prospectus are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

This prospectus contains forward-looking statements within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under "The Company" and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the selling stockholders undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, ultimately we may not achieve such plans, intentions or expectations.

SELLING STOCKHOLDERS

Of the shares of common stock offered pursuant to this prospectus:
  15,000 shares are issuable upon exercise of a warrant granted to Greater Bay Bank on October 21, 2002 in connection with establishing a credit facility with that institution. This warrant has a term of five years and an exercise price of $0.82 per share.
  250,000 shares are issuable upon exercise of a warrant granted to Laurus Master Fund Ltd. ("Laurus") in connection with a private equity placement completed in October 2002 (the "Private Placement"). This warrant has a term of five years and an exercise price of $0.957 per share, subject to certain future adjustments.

The remaining 4,565,250 shares of common stock that may be offered pursuant to this prospectus represent the maximum number of shares of our common stock that may be issued upon conversion of shares of our Series E Preferred Stock. The material terms and conditions of our issuance and sale of the Series E Preferred Stock, and of the potential conversion of the Series E Preferred Stock into shares of common stock, are described below.

Sale of Series E Preferred Stock

The Series E Preferred Stock was issued and sold in a private placement pursuant to a Securities Purchase Agreement dated as of October 3, 2002 (the "Purchase Agreement") between Laurus and us. Pursuant to the Purchase Agreement:
  we issued and sold to Laurus an aggregate of 100,000 shares of Series E Preferred Stock at a price of $10.00 per share (the "Stated Value"), or an aggregate of $1,000,000 in cash; and
  we issued to Laurus the warrants described above.

Each share of Series E Preferred Stock is convertible into common stock at an initial conversion price of $0.87, or at an initial conversion rate of approximately 11.5 shares of common stock for each share of Series E Preferred Stock, subject to certain adjustments as set forth in the Certificate of Designation of Series E Preferred Stock. We paid an aggregate of $100,000 in fees and expenses to affiliates of Laurus in connection with the sale of the Series E Preferred Stock.

Optional Conversion. Laurus will be entitled to convert all or a portion of the Series E Preferred Stock into common stock at any time. The number of shares issuable upon a voluntary conversion of a share of Series E Preferred Stock will equal the Stated Value of the share (initially $10.00) divided by the conversion price of the Series E Preferred Stock. The conversion price is currently $0.87 per share of common stock; but is subject to adjustment as described below under "Events of Default."

Required Conversion. We may require all or a portion of the Series E Preferred Stock to convert into common stock at any time, subject to certain limitations. The number of shares issuable upon such a mandatory conversion of a share Series E Preferred Stock will equal the Stated Value of such share (initially $10) divided by the lower of (1) the conversion price then in effect, and (2) 85% of the average of the three lowest closing sale prices of our common stock for the 30 trading days prior to the effective date of the conversion. The number of shares of Series E Preferred Stock that we may convert at any time cannot exceed the number of shares convertible into 20% of the aggregate trading volume of our common stock for the preceding 22 trading days. All shares of common stock issued upon conversion of the Series E Preferred must have been registered for resale pursuant to the Securities Act.

Dividend Rights. The Series E Preferred Stock carries a dividend preference of 12.00% per year payable in preference to payment of any dividend on our common stock or other junior securities. The dividend preference is cumulative, and payable monthly commencing December 31, 2002. Dividend payments may be made, at our election, either in cash or in shares of common stock, provided that these shares have been registered for resale under the Securities Act.

Amortization of Preferred Stock. We are obligated to pay one-fifteenth of the original Stated Value of the Series E Preferred Stock (i.e. $66,667), together with accrued dividends on that portion of the Stated Value, at the end of every month commencing on January 31, 2003. The Stated Value of the Series E Preferred will be reduced as each monthly payment is made. Accordingly, the entire Stated Value of the Series E Preferred Stock will be paid to Laurus by July 31, 2004. We may make each monthly payment either in cash or in shares of common stock (at a valuation determined as set forth above under "Required Conversion") provided that these shares have been registered for resale under the Securities Act. We must provide notice of any election to make a Monthly Payment in stock at least 20 days prior to the payment date.

Redemption. We have the option of redeeming all shares of Series E Preferred Stock at any time, at a redemption price equal to 130% of the remaining Stated Value of the Series E Preferred Stock. Prior to any such redemption, Laurus will have an opportunity to elect to convert the Series E Preferred Stock into common stock at the conversion price described above.

Liquidation Preference. Upon a liquidation, dissolution or winding-up of the Company, the holders of Series E Preferred Stock are entitled to receive, before any payment or distribution to holders of common stock or other junior securities, the remaining unamortized Stated Value of their Series E Preferred Stock, plus any accrued but unpaid dividends. Neither a merger or consolidation of the Company with another entity, nor a sale of its assets, will be deemed a liquidation, dissolution or winding-up of the Company.

Events of Default. Upon the occurrence of certain events of default specified in the Certificate of Designation, including a material breach of certain covenants and representations made by us to Laurus, the following will result:
  Either Laurus or the Company will have the right to compel a redemption of all or any portion of the outstanding Series E Preferred Stock for an amount equal to 100% of the unpaid Stated Value of the Series E Preferred Stock payable in cash or in stock, at the Company's election; and
  The Conversion Price of the Preferred Stock will be reduced to equal 70% of the average of the three lowest closing sale prices of the common stock for the 30 trading days prior to the effective date of the conversion until the default condition is cured.

Security Agreement. We entered into a Security Agreement with Laurus that provides Laurus with a security interest in all our assets. The security interest secures the right of Laurus to receive the monthly payments we are required to make. This security interest is subordinate to any interest granted to our principal bank lender.

Voting. The Series E Preferred Stock will not have voting rights on any matter, except as may be required by law.

Limitation on Number of Shares. The aggregate number of shares issuable upon conversion of the Series E Preferred Stock and upon exercise of the warrants granted to Laurus is limited to a number of shares equal to 19.9% of our outstanding shares of common stock as of the sale date of the Series E Preferred Stock, in compliance with the rules of the Nasdaq Stock Market, unless our stockholders approve the issuance of a number of shares in excess of that limitation.

Because of these terms, the actual number of shares of common stock that will be issued in respect of the Series E Preferred Stock is contingent on the market price of our common stock at the time these shares are issued, and is also contingent on whether any of the amortization and dividend payments on the Series E Preferred Stock are made in cash rather than stock. As of the date of this prospectus, if Laurus were to elect to immediately convert all of the Series E Preferred Stock into common stock, a total of 1,149,425 shares of common stock would be issued to Laurus and offered pursuant to this prospectus.

Greater Bay Bank Warrant

Greater Bay Bank is our primary bank lender. We are party to a Credit Agreement with Greater Bay Bank which allows us to borrow up to $4,000,000 based on the level of qualified domestic and international receivables, at the lender's index rate which is based on prime plus 0.75% and 0.5% on the domestic and international lines, respectively, on domestic and international receivables. The Credit Agreement contains certain financial covenants, measured quarterly beginning December 31, 2002, including a tangible net worth condition and a minimum net profit condition. The credit agreement expires on July 15, 2003.

This prospectus and the registration statement on Form S-3 of which it is a part were filed pursuant to a Securities Purchase Agreement between us and Laurus. The warrants could result in additional proceeds to us if exercised.

The following table sets forth, as of the date of this prospectus:
  the names of the selling stockholders;
  the number of shares of common stock held by each selling stockholder, plus the number of shares of common stock that may be issued to each selling stockholder assuming the maximum amortization or conversion of all convertible securities held by such selling stockholder on December 19, 2002 and the exercise of warrants held by such selling stockholder as of that date, without regard to any limitations on the exercisability of said convertible securities;
  the number of shares of common stock owned by each selling stockholder that may be offered for sale from time to time pursuant to this prospectus; and
  the number of shares of common stock owned assuming the sale of all shares covered by this prospectus and the percentage of all outstanding shares of common stock that ownership represents.

The shares may be offered by the selling stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift or through a private sale or other transfer. We may amend or supplement this prospectus from time to time to update the information provided in the table.
Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
			Number	Percent(1)
Laurus Master Fund, Ltd. (2)	4,815,250 (3)	4,815,250	0	*
Greater Bay Bank (4)	65,000 (5)	15,000	50,000	*

* Less than 1%.

(1) Based upon 24,112,310 shares of common stock outstanding as of the close of business on December 19, 2002.

(2) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C., a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C., and may be deemed to have voting and dispositive power over securities held by Laurus Master Fund, Ltd.

(3) Includes 250,000 shares of common stock subject to a warrant, and 4,565,250 shares which may be issued in respect of shares of Series E Preferred Stock held by the selling stockholder, assuming the maximum amortization or conversion of all convertible securities held by such selling stockholder.

(4) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, William Keller, President of Greater Bay Bank, may be deemed to have voting and dispositive power over securities held by Greater Bay Bank.

(5) Includes 15,000 shares of common stock subject to a warrant.

PLAN OF DISTRIBUTION

The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds from the sales by the selling stockholders of the shares of common stock, although we may receive up to approximately $251,550 upon exercise of the warrants under which a portion of the registered shares are issuable. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered hereby. The selling stockholders may (i) sell the shares being offered hereby on the Pacific Exchange, through the Nasdaq Small Cap Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; (ii) sell the shares offered hereby in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale, or (iii) choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or non-profit entity. The selling stockholders and any underwriter, dealer or agent who participates in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

In connection with distributions of the shares offered hereby, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may enter into option or other transactions with broker-dealer or other financial institutions which require the delivery to such broker-dealers or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also sell our common stock short and deliver the shares offered hereby to close out their short positions. In the case of Laurus, unless we agree otherwise, the total number of shares of our common stock that Laurus may sell short at any time is limited to the number of shares that is issuable upon conversion of shares of Series E Preferred Stock that Laurus has validly elected to convert into common stock, or the number of shares issuable to Laurus in connection with a monthly amortization payment on the Series E Preferred Stock that we have elected to pay in common shares.

The selling stockholders may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

We have advised the selling stockholders that the anti-manipulation of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers on or prior to sales of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

Upon our being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the selling stockholder, the commissions paid or discounts or concessions allowed by the selling stockholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus.

There can be no assurance that the selling stockholders will sell all or any of the shares of common stock offered under this prospectus.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon certain legal matters relating to the validity of the securities offered hereby for Socket Communications.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our amended Annual Report on Form 10-K/A for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference into this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facility maintained by the SEC at the Judiciary Plaza, 450 Fifth Street, N.W., Room 124, Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents and information listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

(1) Our amended Annual Report on Form 10-K/A for the year ended December 31, 2001;
(2) Our Current Report on Form 8-K as filed with the Commission on March 15, 2002;
(3) Our Current Report on Form 8-K as filed with the Commission on April 10, 2002;
(4) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;
(5) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;
(6) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002; and
(7) Our Current Report on Form 8-K as filed with the Commission on October 7, 2002;
(8) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 11, 1995 and our Registration Statement on Form 8-A/A filed with the SEC on June 15, 1995.

We will provide to any person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of the information which has been incorporated by reference into this prospectus at no cost upon an oral or written request to:

Socket Communications, Inc.
37400 Central Court
Newark, CA 94560
Attention: David W. Dunlap
(510) 744-2700

You can also call David W. Dunlap, Chief Financial Officer of Socket Communications, at (510) 744-2700 with any questions about the shares offered under this prospectus.

4,830,250 Shares

SOCKET COMMUNICATIONS, INC.

Common Stock

PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

January___, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The Company will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

Amount To Be Paid
SEC registration fee	$ 373.28
Legal fees and expenses	10,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	2,000.00
__________
Total	$ 22,373.28

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and certain stockholders.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

EXHIBIT INDEX

Exhibits	Description
5.1#	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1#	Warrant, dated October 21, 2002, issued to Greater Bay Bank.
10.2*	Warrant, dated October 3, 2002, issued to Laurus Master Fund, Ltd.
10.3*	Securities Purchase Agreement, dated October 3, 2002, between the Registrant and Laurus Master Fund, Ltd.
10.4*	Certificate of Designation of Series E Preferred Stock of the Registrant
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2#	Consent of Wilson Sonsini Goodrich & Rosati, P.C.(included in Exhibit 5.1).
24.1#	Power of Attorney (see page II-4).

# Previously filed.
* Incorporated by reference to exhibit filed with Registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 7, 2002.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the effective registration statement;

provided, however, that subparagraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration of the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering.

(3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) For the purpose of determining any liability under the Securities Act of 1933, treat each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of California, on the third day of January, 2003.

SOCKET COMMUNICATIONS, INC.

By:/s/ David W. Dunlap
David W. Dunlap
Chief Financial Officer and
Vice President of Finance
and Administration

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed on the third day of January, 2003 by the following persons in the capacities indicated.

Signature	Title
/s/ Kevin Mills Kevin Mills	President and Chief Executive Officer (Principal Executive), and Director
/s/ Charlie Bass * Charlie Bass	Chairman of the Board
/s/ David W. Dunlap David W. Dunlap	Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Micheal Gifford * Micheal Gifford	Executive Vice President and Director
/s/ Enzo Torresi * Enzo Torresi	Director
/s/ Gianluca Rattazzi * Gianluca Rattazzi	Director
/s/ Peter Sealey * Peter Sealey	Director
/s/ Leon Malmed * Leon Malmed	Director
(*) By: /s/ Kevin J. Mills Kevin J. Mills	Attorney-in-Fact

EXHIBIT INDEX

Exhibits	Description
5.1#	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1#	Warrant, dated October 21, 2002, issued to Greater Bay Bank.
10.2*	Warrant, dated October 3, 2002, issued to Laurus Master Fund, Ltd.
10.3*	Securities Purchase Agreement, dated October 3, 2002, between the Registrant and Laurus Master Fund, Ltd.
10.4*	Certificate of Designation of Series E Preferred Stock of the Registrant
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2#	Consent of Wilson Sonsini Goodrich & Rosati, P.C.(included in Exhibit 5.1).
24.1#	Power of Attorney (see page II-4).

# Previously filed.
* Incorporated by reference to exhibit filed with Registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 7, 2002.

Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Amendment No. 1 to Form S-3, No. 333-100754) and related Prospectus of Socket Communications, Inc. for the registration of 4,830,250 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2002, with respect to the consolidated financial statements of Socket Communications, Inc. included in its amended Annual Report (Form 10-K/A) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
January 3, 2002